UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2003

INTERMUNE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification No.)

3280 Bayshore Boulevard
Brisbane, CA 94005
(Address of registrant’s principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Item 12.	Results of Operations and Financial Condition.

On October 30, 2003, InterMune, Inc. (“InterMune”) reported its fiscal third quarter results for the period ended September 30, 2003.  A copy of the press release issued by InterMune on October 30, 2003 concerning the foregoing results is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Each non-GAAP financial measure presented in the press release furnished herewith was included because InterMune’s management uses this information to monitor and evaluate on-going operating results and trends excluding certain items.  The non-GAAP financial measures used within InterMune’s press release furnished herewith include:

•                                          Net loss and net loss per share for the three months ended September 30, 2003, excluding the recognition of a milestone-based liability to Eli Lilly for the completion of oritavancin Phase III clinical trials and an impairment charge taken for the impairment of Amphotec product rights;

•                                          Net loss and net loss per share for the three months ended September 30, 2002, excluding a payment to Eli Lilly to buy down the royalty rate on future sales of oritavancin;

•                                          Net loss and net loss per share for the nine months ended September 30, 2003, excluding charges to acquired research and development and milestone payments related to performance milestones achieved during the period and an impairment charge taken for the impairment of Amphotec product rights.  The acquired research and development and milestone payments is comprised of payments made to Amgen Inc., and Nektar Therapeutics for milestones achieved in InterMune’s PEG-alfacon program in the first quarter of 2003, and a milestone-based liability payable to Eli Lilly for the completion of oritavancin Phase III clinical trials; and

•                                          Net loss and net loss per share for the nine months ended September 30, 2002, excluding a one time payment to Marnac, Inc. for the acquisition of pirfenidone in the first quarter of 2002 and a payment to Eli Lilly to buy down the royalty rate on future sales of oritavancin.

InterMune’s management believes such non-GAAP financial measures are also useful for investors because the charges are the result of transactions or circumstances that are unusual due to their nature, size or infrequency.  Consequently, excluding those charges from InterMune’s operating results provides users of InterMune’s financial statements an important insight into InterMune’s operating results and related trends that affect its core business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERMUNE, INC.

Dated: October 30, 2003	By:	/s/ STEPHEN N. ROSENFIELD
Stephen N. Rosenfield
Executive Vice President of Legal Affairs

EXHIBIT INDEX

Number	Description
99.1	Press Release entitled “InterMune Announces Third Quarter Financial Results,” dated October 30, 2003.